UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2012

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 East Grand Ave.

South San Francisco, California 94080

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 6, 2012, Exelixis, Inc. (the “Company”) entered into a Consent and Amendment (the “Amendment”) to the Note Purchase Agreement, dated as of June 2, 2010 (the “Note Purchase Agreement”), between the Company and Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P (collectively, “Deerfield”). The Amendment amends the Note Purchase Agreement to (i) permit the issuance by the Company of convertible senior subordinated notes, secured by escrowed proceeds in an amount sufficient to cover the first six semi-annual interest payments thereon, (ii) provide that the optional prepayment amount for any prepayment of the notes issued under the Note Purchase Agreement on or prior to July 2, 2013 would be determined as if such prepayment occurred as of July 3, 2013, and (iii) provide that the Company may not exercise its right to pay any optional prepayment amount in stock prior to July 3, 2013. In addition, pursuant to the Amendment, the Security Agreement, dated as of July 1, 2010, between the Company and Deerfield would be amended to exclude any escrowed proceeds from the issuance of convertible senior subordinated notes from the collateral pledged to Deerfield.

The Amendment would become effective upon the successful completion of an offering of convertible senior subordinated notes in an aggregate amount of at least $150.0 million prior to September 14, 2012, and the payment of a $1.5 million consent fee to Deerfield.

The description of the Amendment in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the complete Amendment, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Consent and Amendment dated as of August 6, 2012 to Note Purchase Agreement, dated as of June 2, 2010, between Exelixis, Inc., Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2012	EXELIXIS, INC.

/s/ James B. Bucher
James B. Bucher
Vice President, Corporate Legal Affairs and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consent and Amendment dated as of August 6, 2012 to Note Purchase Agreement, dated as of June 2, 2010, between Exelixis, Inc., Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P.